AMENDMENT # 1 OF THE ASSET PURCHASE AGREEMENT

This Amendment #1 (Amendment #1) dated as February 14, 2002 of the Asset Purchase Agreement (Agreement), dated as of November 8, 2001, is among Deringer Acquisition Corp., an Illinois corporation (the "Buyer"), Deringer Mfg. Company, an Illinois corporation ("Parent), the J.M. Ney Company, a Delaware corporation (the "Seller"), and Andersen Group, Inc. (the "Stockholder").

Whereas, the parties executed the Agreement on November 8, 2001;

Whereas, the parties desire to amend the Agreement for the purpose of extending the deadline date for closing the transaction contemplated by the Agreement by one month from February 28, 2002 until March 31, 2002.

NOW, THEREFORE, for and in receipt of good and valuable consideration and for in consideration of the mutual promises of the parties hereto, the parties hereto hereby agree as follows:

Section 1. Amendment of Section 12.1 (b) of the Agreement:

The parties hereby agree that Section 12.1 (b) of the Agreement is hereby amended in its entirety to read as follows:

"(b) by the Stockholder or the Seller, on the one hand, or by the Buyer on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by March 31, 2002; provided, however, that (i) neither the Stockholder nor the Seller shall be entitled to terminate this Agreement pursuant to this Section 12.1(b) if the failure of such transactions to be consummated is due to the willful failure of the Seller or Stockholder to perform any of their respective obligations under this Agreement required to be performed by any of them prior to or at Closing and (ii) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(b) if the failure of such transactions to be consummated is due to the willful failure of the Buyer to perform its obligations under this Agreement required to be performed by it prior to or at Closing;

Section 2: All Other Terms and Conditions of the Agreement Remain in Full Force and Effect:

Except as amended by this Amendment #2, all of the other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment #1 this 14th day of February 2002.

DERINGER ACQUISITION CORP. THE J.M. NEY COMPANY

By: /s/ John Wallace By: /s/ Andrew M. O'Shea

Name: John Wallace Name: Andrew M. O' Shea.

Title: President Title: Chief Financial Officer, Treasurer and Secretary

DERINGER MFG., COMPANY ANDERSEN GROUP, INC.,

(as to Section 13.13) (the Stockholder)

By: /s/ Roderick Lamm By: /s/ Oliver R. Grace, Jr.

Name: Roderick Lamm Name: Oliver R. Grace, Jr.

Title: Chairman and Chief Executive Title: President and Chief Executive Officer Officer